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EXHIBIT 2

PLAN OF REORGANIZATION

        THIS PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 8th day of May 2003, among South County Bank, N.A. ("Bank") and CalWest Bancorp ("Holding Company").

RECITALS

        A.    Bank is a banking corporation duly organized, validly existing and doing business in good standing under the laws of the United States, and has authorized capital of 10,000,000 shares of $5.00 par value Common Stock of which, at the date hereof, there are 1,082,720 shares issued;

        B.    Holding Company is a corporation duly organized, validly existing and doing business in good standing under the laws of California, and has authorized capital of 10,000,000 shares of $5.00 par value Common Stock of which, as of the date of the consummation of the Reorganization contemplated by this Agreement, there will be 100 shares of Common Stock issued and outstanding; and

        C.    The Board of Directors of the Bank and Holding Company desire to engage in a reorganization transaction pursuant to 12 U.S.C. 215a-2 (the "Reorganization") whereby all of the Bank's issued and outstanding shares of common stock will be exchanged for shares of Holding Company common stock, and the Bank will become a wholly-owned subsidiary of the Holding Company.

        D.    A majority of the entire Boards of Directors of Bank and Holding Company, respectively, have approved this Agreement and authorized its execution.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Reorganization, the parties hereto agree as follows:

Article I
Terms of Reorganization

        1.1.    Reorganization.    On the Effective Date (as defined in Section 3.1), subject to the provisions of Section 2.5 hereof, each issued and outstanding share of Bank common stock shall, pursuant to the Reorganization, be converted into and exchanged for the right to receive one share of Holding Company common stock. The Reorganization shall be in accordance with the provisions of 12 USC 215a-2 and shall be with the effect provided in subsection (d) of such Section.

        1.2.    Charter and Bylaws.    The Articles of Association of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Articles of Association of the Bank, without change or amendment (until amended or repealed as provided by law) and the Bylaws of Bank as in effect immediately prior to the Effective Date shall, at and after the Effective Date, be the Bylaws of the Bank, without change or amendment (until amended or repealed as provided by law).

        1.3.    Officers and Directors.    On and after the Effective Date, the directors and officers of Bank immediately prior to the Effective Date shall be the directors and officers of the Bank. Directors of the Bank shall serve until the next annual meeting of shareholders of the Bank and until such time as their successors are elected and have qualified.

        1.4.    Capital.    The amounts of capital stock, surplus and undivided profits of the Bank shall not be effected by the Reorganization except that, as of the Effective Date, all the outstanding shares of Bank common stock shall, by virtue of the Reorganization and without further action on the part of the Holding Company or the Bank, be deemed to be owned by the Holding Company.

        1.5.    Rights and Privileges.    On and after the Effective Date, all the rights, privileges, powers, franchises, facilities and immunities, as well as all the properties, real, personal and mixed, tangible and intangible, of Bank shall continue unaffected and unimpaired by the Reorganization.

        1.6.    Further Cooperation.    If at any time after the Effective Date any further conveyance, assignment or other documents, or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and director of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

        1.7.    Offices.    Upon the Effective Date, all offices of Bank shall continue to be offices of the Bank and the principal office of Bank shall continue to be the principal office of the Bank.

Article II
Capital Stock

        2.1.    Stock of Bank.    Subject to the provisions of Section 2.5 hereof, each share of common stock of Bank issued and outstanding immediately prior to the Effective Date shall be converted into and exchanged for one share of common stock of Holding Company. At the Effective Date, Bank shall issue a certificate to Holding Company for the number of shares of Bank common stock outstanding immediately before the Effective Date.

        2.2.    Exchange of Holding Company Stock for Bank Stock.    On the Effective Date, each Bank shareholder of record at that date shall be entitled to receive one share of common stock of Holding Company for each share of common stock of Bank held on that date and Holding Company shall issue that number of shares which shareholders are entitled to receive. On and after the Effective Date, certificates representing the issued and outstanding common stock of Bank shall thereafter represent shares of common stock of Holding Company, and such certificates may be exchanged by the holders thereof, after the Reorganization becomes effective, for new certificates for the appropriate number of shares bearing the name of Holding Company. On and after the Effective Date, there shall be no registration of transfers on the stock transfer books of Bank of shares of Bank which were outstanding immediately prior to the Effective Date.

        2.3.    Rights to Stock Options.    On and after the Effective Date, all outstanding options to purchase shares of common stock of Bank granted pursuant to Bank's Stock Option Plans, including the 2003 Stock Option Plan, shall be assumed by and shall be deemed options to purchase shares of common stock of Holding Company on the same terms and conditions, subject to the requirements of the Securities Act of 1933, as amended, and the California Blue Sky Law, and for the same number of shares as have been agreed upon and set forth in Bank's Stock Option Plans and stock option agreements entered into pursuant thereto.

        2.4.    Employee Benefit Plans.    On and after the Effective Date, each share of common stock of Bank held in trust or otherwise in connection with any and all of Bank's employee benefit plans, shall be converted into one share of common stock of Holding Company. Such plans, including both of the Bank's Stock Option Plans, and the Bank's obligations thereunder shall be assumed by the Holding Company at the Effective Date and shall be subject to the same terms and conditions as existed prior to the Effective Date, subject to the requirements or the Securities Act of 1933, as amended, and the California Blue Sky Law.

        2.5.    Dissenting Shares.    Holders of shares of Bank common stock shall have dissenters' rights in connection with the Reorganization pursuant to the provisions of 12 U.S.C. 215a-2(c).

Article III
Effective Date

        3.1.    Effective Date.    The Reorganization shall become effective at the date and time specified by the Office of the Comptroller of the Currency ("OCC") in its approval of an application pursuant to 12 U.S.C. 215a-2(a) or in any other supplemental document issued by the OCC. Such date shall be the "Effective Date" of the Reorganization.

Article IV
Approvals

        4.1.    Shareholder Approval.    This Agreement shall be submitted to the shareholders of Bank and Holding Company for approval and ratification, as provided by the applicable laws of the United States and California and in accordance with other applicable law. The approval of this Agreement by the Bank's shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

        4.2.    Regulatory Approvals.    The parties hereto agree that each shall proceed to and cooperate fully to obtain the regulatory approvals and consents and to satisfy the requirements prescribed by applicable law and/or regulation or which are otherwise necessary or desirable in connection with the completion of the Reorganization as outlined herein. Such regulatory approvals, consents and requirements shall include, but shall not be limited to the approvals and consents set forth in Article V herein.

Article V
Conditions Precedent

        5.1.    Conditions Precedent to the Reorganization.    The Reorganization is subject to and conditioned upon the following:

          (a)   Approval and ratification of this Agreement by the holders of not less than two-thirds of the outstanding shares of Bank and Holding Company as required by applicable law;

          (b)   Receipt of all other approvals and consents, and satisfaction of all other requirements as are prescribed by applicable law in connection with the Reorganization including, but not limited to, approval of the OCC pursuant to 12 U.S.C. 215a-2 and notice to the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended and Section 225.17 of Regulation Y promulgated pursuant thereto;

          (c)   Issuance (unless the same is waived by the parties hereto) of a favorable opinion from Vavrinek, Trine, Day & Co., LLP, in form and substance satisfactory to the parties and their counsel, with respect to the tax consequences to the parties and their shareholders resulting from the Reorganization; and

          (d)   Performance by each party hereto of all its obligations under this Agreement.

Article VI
Termination

        6.1.  The Agreement may be terminated at any time upon the occurrence of any of the following events:

          (a)   If any of the conditions set forth in Article V are not fulfilled within a reasonable period of time, such reasonable period of time to be determined by a majority of the Board of Directors of any of the parties, in their sole and absolute discretion; or

          (b)   If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the proposed Reorganization which makes consummation of the Reorganization inadvisable in the opinion of a majority of the Board of Directors of any of the parties; or

          (c)   If for any reason consummation of the Reorganization is inadvisable in the opinion of a majority of the Board of Directors of any of the parties.

        Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the parties hereto or their respective directors, officers, employees, agents or shareholders.

Article VII
Expenses

        7.1.    Expenses of the Reorganization.    All of the expenses of the Reorganization, including filing fees, printing and mailing costs, and accountants' fees and legal fees (except for expenses, if any, incurred by the shareholders of Bank or Holding Company) shall be borne by Bank or the Holding Company, as applicable. In the event that the Reorganization is abandoned or terminated for any reason, all such expenses shall be borne by Bank.

Article VIII
Amendment, Modification, Etc.

        8.1.    Amendment, Modification, Etc.    Bank and Holding Company, by mutual consent of their respective Boards of Directors, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after adoption thereof by shareholders of Bank and Holding Company; provided, however, that no such amendment, modification or supplement shall change any principal term hereof or the number or kind of shares to be issued by Holding Company in exchange for each share of Bank, except (i) by the affirmative action of such shareholders as required by law or (ii) the initial approval of this Agreement by the Bank's shareholders shall be deemed to include approval of such changes to this Agreement, if any, as may be required from time to time by any bank regulatory agency or department.

        8.2.    Counterparts.    This Agreement may be executed in one or more counterparts.

        8.3.    Governing Laws.    This Agreement shall be governed by and construed in accordance with the laws of California and the performance of the parties hereto and their respective duties and obligations hereunder shall be governed by such laws except as required by applicable provisions of federal law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers as of the date first above written, pursuant to a resolution of its board of directors, acting by a majority.

SOUTH COUNTY BANK, N.A.

		By:	/s/ THOMAS E. YOTT Thomas E. Yott President and Chief Executive Officer

ATTEST:

By:	/s/ NAJAM M. SAIDUDDIN Najam M. Saiduddin Executive Vice President and Chief Financial Officer

CALWEST BANCORP

		By:	/s/ THOMAS E. YOTT Thomas E. Yott President and Chief Executive Officer

ATTEST:

By:	/s/ CHRISTY A. RILEY Christy A. Riley Secretary

        On this 8th day of May, 2003, before me, a notary public for this state and county, personally came Thomas E. Yott, as president, and Najam M. Saiduddin, as Chief Financial Officer, of South County Bank, N.A. and each in his/her capacity acknowledged this instrument to be the act and deed of the association.

        WITNESS my official seal and signature this day and year.

/s/ MARTHA P. ROBERSON Notary Public
[SEAL]	My commission expires 2-13-04

STATE OF CALIFORNIA ORANGE COUNTY

        On this 8th day of May, 2003, before me, a notary public for this state and county, personally came Thomas E. Yott, as president, and Christy A. Riley, as secretary, of CalWest Bancorp and each in his/her capacity acknowledged this instrument to be the act and deed of the corporation.

        WITNESS my official seal and signature this day and year.

/s/ MARTHA P. ROBERSON Notary Public, Orange County.
[SEAL]	My commission expires 2-13-04

STATE OF CALIFORNIA ORANGE COUNTY

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  EXHIBIT 2
PLAN OF REORGANIZATION
RECITALS
Article I Terms of Reorganization
Article II Capital Stock
Article III Effective Date
Article IV Approvals
Article V Conditions Precedent
Article VI Termination
Article VII Expenses
Article VIII Amendment, Modification, Etc.